Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated February 18, 2005, in Post-Effective Amendment No. 5 to the Registration Statement (Form S-4 No. 333-36804) and related Prospectus of Madison River Capital, LLC, and Madison River Finance Corp. for the offer to exchange its 13¼% Senior Notes due 2010.

/s/ Ernst & Young LLP

Raleigh, North Carolina

September 6, 2005